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                                                                  EXHIBIT (A)(3)





                            EMERGE INTERACTIVE, INC.
                    WITHDRAWAL OF EXCHANGE OF STOCK OPTIONS



Name of Optionee:
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Social Security Number (last 4 digits):
                                       -------------------------


         Upon the terms and subject to the conditions set forth in the Offer to Exchange Options to Purchase Common Stock Under Eligible Option Plans dated June 29, 2001 and my Election Concerning Exchange of Stock Options (together, the "offer"), I elected to cancel all of my options to purchase common stock of eMerge Interactive, Inc. ("eMerge") that were granted to me on or after January 26, 2001 under the Amended and Restated eMerge Interactive, Inc. 1999 Equity Compensation Plan (the "1999 plan") and I may have elected to cancel any or all options that were granted to me under the Amended and Restated eMerge Interactive, Inc. 1996 Equity Compensation Plan or the 1999 plan before January 26, 2001 (together, the "elected options").

         Pursuant to the terms and subject to the conditions of the offer, I understand that I can withdraw my elected options prior to 12:00 midnight on July 27, 2001, unless eMerge has extended the period of time the offer will remain open (the "expiration date"). However, if eMerge has not extended the period during which the offer is open and for any reason has not accepted my elected options for exchange before 12:00 midnight on August 24, 2001, I understand that I may withdraw my elected options at any time after August 24, 2001. Accordingly, under the terms and subject to the conditions set forth in the offer and this withdrawal letter, I hereby withdraw the cancellation of my elected options.

         I understand and acknowledge that:

         (1) I may not rescind my withdrawal and the elected options that I hereby withdraw will be deemed not properly tendered for purposes of the offer unless I re-tender those options prior to the expiration date by following the procedures described in Section 3 of the Offer to Exchange Options to Purchase Common Stock Under Eligible Option Plans.

         (2) I must withdraw all of my elected options; I may not withdraw only a portion of my elected options. Upon withdrawal of my elected options, I understand that all of the options will remain outstanding pursuant to their original terms and conditions, including their exercise prices and vesting schedules.

         (3) Neither eMerge nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give such notice. eMerge will determine, in its discretion, all questions as to the form and validity, including time of receipt, of the withdrawal letter. eMerge's determination of these matters will be final and binding.


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         (4)      All authority conferred or agreed to be conferred by this
withdrawal letter will not be affected by, and will survive, my death or incapacity, and all of my obligations under this withdrawal letter will be binding upon my heirs, personal representatives, successors and assigns. As stated above, this withdrawal may not be rescinded.

         (5) I agree to all of the terms and conditions of the offer and this withdrawal letter.

         This withdrawal letter must be completed and signed in the same name that appears on the Election Concerning Exchange of Stock Options previously submitted by the eligible employee who tendered the elected options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified and proper evidence of the authority of such persons to act in such capacity must be submitted with this letter.

         Important: To withdraw the cancellation of elected options, complete this withdrawal letter, sign it, and fax it to (561) 581-7130 or deliver it to Gina DeLoach, eMerge Interactive, Inc. 10305 102nd Terrace, Sebastian, FL 32958 as soon as possible, but in any event before 12:00 midnight on July 27, 2001. A properly signed paper copy of the signature page of this letter must be hand delivered or delivered by regular external mail or facsimile. Delivery by e-mail will not be accepted. The method by which the signed signature page is delivered is at the employee's option and risk, and the delivery will be deemed made only when actually received by eMerge. If the signature page of this withdrawal letter is delivered by regular external mail, eMerge recommends that registered mail with return receipt requested be used. In all cases, sufficient time should be allowed to ensure timely delivery.


                                   ---------------------------------------------
                                   Signature of Optionee or Authorized Signatory


                                   Capacity:
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